Exhibit 99.3

ARCA biopharma, Inc. and Oruka Therapeutics, Inc.

Merger Agreement Announcement

Webcast Call Transcript

Wednesday, April 3, 2024 8:30 a.m. ET

Operator

Good morning, Ladies and Gentlemen. Thank you for standing by. Welcome to the ARCA Biopharma – Oruka Therapeutics Transaction Conference Call. I would also like to remind you that this call is being recorded for replay.

I will now turn the conference over to Robert Conway, Chairman of the Board of Directors of ARCA.

Robert Conway

Thank you, and good morning. Before we begin, I would like to remind you that during this call we may make forward-looking statements. These statements including regarding ARCA’s and Oruka’s management team’s expectations or strategies regarding the future, the timing of the transaction, expected investment amounts from investors in the transaction and expected proceeds, the cash balance of the combined entity at closing, including expected cash runway and the sufficiency of post-transaction resources to support the advancement of Oruka’s pipeline through certain milestones, the potential benefits to stockholders, including expectations related to ARCA’s contribution and payment of dividends in connection with the transaction, ARCA’s ability to remain listed on Nasdaq, and expectations regarding the treatment of psoriasis and associated diseases, expectations regarding ORKA-001 and ORKA-002, including the target product profiles and timing of clinical trials are subject to certain risks and uncertainties. Our actual results may differ materially from expectations. For a discussion of risks and uncertainties, please review the cautionary statements regarding forward-looking statements included in ARCA’s latest earnings release and SEC filings, and the cautionary statements and risk factors included in ARCA’s 2023 Annual Report on Form 10-K filed with the SEC and other SEC filings. These are also available on the ARCA website. All forward-looking statements are made as of today’s date. Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements. We also caution you against placing undue reliance on any forward-looking statements.

Joining me on today’s call is Lawrence Klein, Chief Executive Officer of Oruka Therapeutics, who is expected to become the Chief Executive Officer of the combined company following the closing of the transaction. I will review the details of our merger with Oruka Therapeutics and the pre-closing private placement in Oruka. Lawrence will then provide an overview of Oruka, its strategy and pipeline.

With the combined cash position of the companies, together with the announced $275M pre-closing private placement of Oruka common stock and common stock equivalents to a syndicate of healthcare specialist investors led by Fairmount and Venrock, we believe the combined company can execute through the value-driving catalysts of its clinical development strategy. After the announced deal’s expected closing, the combined company’s cash balance is anticipated to provide runway through 2027.

Under the terms of the merger agreement, the pre-merger ARCA stockholders are expected to own approximately 2.38% of the combined company and the pre-merger Oruka stockholders (inclusive of those investors participating in the Oruka pre-closing financing) are expected to own approximately 97.62% of the combined company. The percentage of the combined company that ARCA’s stockholders will own as of the close of the merger is subject to adjustment based on the amount of ARCA’s net cash at the closing date. ARCA expects to pay a dividend to pre-merger ARCA stockholders of approximately $20 million immediately prior to the closing of the merger.

We would like to thank the ARCA and Oruka board members for their commitment and support as they have approved the transaction, which is of course subject to stockholder approval and customary closing conditions.

Following the close of the deal, the combined company is expected to be renamed Oruka Therapeutics, Inc. and begin trading on Nasdaq under the ticker symbol ORKA. We expect the merger transaction to close in the third quarter of 2024.

We, at ARCA, have been impressed with the leadership team at Oruka and have confidence in their ability to deliver on their strategy going forward. Our decision to pursue this agreement with Oruka follows an extensive review of strategic alternatives by the board and management of ARCA Biopharma. We believe that this transaction offers our stockholders a compelling opportunity for short- and long-term value creation.

I’ll now pass the call over to Lawrence Klein, CEO of Oruka Therapeutics. Lawrence?

Lawrence Klein

CEO of Oruka Therapeutics

Thank you, Robert, and good morning, everyone. First off, I want to thank the ARCA team and board for their confidence in our team and our company’s strategy. Before beginning, I will point out that our listeners can access additional information on Oruka in our corporate presentation which has been uploaded to the Oruka website at www.orukatx.com.

We’re thrilled today to have the opportunity to tell you about Oruka Therapeutics, and our plans to advance a pipeline of novel biologics that we believe could meaningfully advance the standard of care in plaque psoriasis and associated indications. At its core, our mission is to allow patients to experience the most possible freedom from their disease. We are building a world-class team at Oruka, composed of experienced drug developers, company builders, and strategists. Our high degree of focus in psoriatic disease will allow us to build deep expertise and connections with the physician and patient communities.

Oruka’s pipeline is anchored on two co-lead programs focused on plaque psoriasis and other associated dermatologic and inflammatory conditions. We derive access to our development candidates from Paragon Therapeutics, a world-class antibody engineering team that is also the source of the technology behind Apogee Therapeutics and Spyre Therapeutics. Our development candidates were designed to bind established epitopes, show similar or greater potency to benchmarks, and to have optimal characteristics for development including high stability, solubility, and manufacturing yield among others. Our two lead programs target IL23p19 and IL17A/F, and incorporate half-life extension modifications, to extend dosing intervals and potentially deliver best-in-class efficacy by achieving higher antibody exposures.

Over the past 20 years, the biology underlying psoriatic disease has become increasingly clear. These diseases are caused by tissue-resident memory, Th17, cells. IL23 is an upstream cytokine that maintains these cells in the tissue and drives their activity. IL17 is a downstream cytokine that these cells secrete when activated, and it causes symptoms of disease. Over the years, through inhibition of these two cytokines, the standard of care in these diseases has advanced significantly, and physicians can now offer complete disease clearance to around 50% of patients. However, many patients still do not reach full disease clearance, and the opportunity exists to widen dosing intervals, and potentially even reach long-lasting remission in some patients.

We believe that IL23 and IL17 inhibition represent the “end-game” in psoriasis treatment, and that it is unlikely that a different mechanism will emerge that is equally as safe and efficacious as these two. Therefore, we believe that innovation now should be directed at perfecting the product profile that can be offered to patients. Part of our core thesis is that, despite the attention and investment that has gone toward oralizing these mechanisms, the prospect of a better biologic with a longer dosing interval and the potential for improved efficacy will be preferred by many, if not most, patients. That is what we hope we can deliver with ORKA-001 and -002.

ORKA-001 is a potentially best-in-class IL23p19 inhibiting antibody incorporating state-of-the-art antibody engineering across many parameters, including half-life extension. It was designed to have a much longer serum half-life than the gold standard in the field, risankizumab, as well as to match or exceed its performance in a variety of target binding and cellular assays. Risankizumab, or Skyrizi, is seen by many as the best available therapeutic for moderate to severe plaque psoriasis. It is dosed subcutaneously 4 times per year, and delivered PASI100, or fully clear skin, to approximately 43% of patients in its Phase 3 trials. With ORKA-001 we aim to achieve a 6 month or potentially 1 year dosing interval with the possibility of a significantly higher PASI100 rate.

Our belief that this is possible is based on a large body of clinical evidence that higher levels of IL23 inhibition can allow a higher percentage of patients to reach PASI100. Dr. Andy Blauvelt, chair of our Scientific Advisory Board, pioneered some of this work by using high dose levels of an IL23 inhibitor to achieve best-in-indication response rates and potentially long-lasting remissions. His work, combined with other data in the field, suggest that the exposure profile we hope to achieve with ORKA-001 could deliver higher efficacy than the standard of care, with similar tolerability. If we can achieve this, we believe that this could become the preferred therapeutic in moderate-to-severe psoriasis, the largest autoimmune market that exists today.

We plan to advance ORKA-001 into the clinic in the first half of 2025, first in healthy volunteers to establish the enhanced pharmacokinetic properties that are critical to achieve the product profile we are targeting. This data is anticipated to be available in the second half of 2025.

Within the phase 1 program, we plan to test ORKA-001 in psoriasis patients, allowing us to potentially show our enhanced dose interval and efficacy advantage over standard of care. This data is anticipated to be available by the second half of 2026. Thinking ahead, we are encouraged by the relatively short timelines for psoriasis development – ranging from 6-7 years for recent programs from first-in-human to BLA. We are developing a plan to rapidly advance ORKA-001 through development once we establish our product profile.

Closely behind 001 is our other co-lead program, ORKA-002, a potentially best-in-class IL17A/F inhibitor. This program incorporates similar antibody engineering to ORKA-001, which we think can allow it to be dosed 4 times or fewer per year in plaque psoriasis and psoriatic arthritis. We plan to advance ORKA-002 into the clinic by the end of 2025, initially in psoriasis and psoriatic arthritis, followed by potential expansion to other indications.

We view these two programs as complementary – with the potential to offer an optimal product profile to the majority of patients in a growing ~$40B combined market. For patients with purely skin disease, we believe that IL23p19 inhibition will remain the favored mechanism. But for patients with joint involvement, or who don’t reach their desired response with IL23 inhibition, we believe that IL17A/F dual inhibition will emerge as the preferred strategy.

The substantial fundraise we announced today is expected to provide resources for the advancement of our co-lead programs into the clinic and potential delivery of, not only pharmacokinetic data to validate our approach, but also efficacy data in psoriasis patients that could demonstrate a highly differentiated product profile. The $275M raised is expected to provide runway through 2027, more than a year past multiple planned clinical readouts. We are encouraged by the level of support we saw in this fundraising process from a group of leading biotech specialist investors and healthcare focused mutual funds. We will be focused on creating value through our pipeline to deliver for our investors, and most importantly for patients.

We are energized by the challenges as well as the opportunities that will come along with being a small biotech working to bring new therapies to a very important indication space. We are motivated by the potential to bring innovation into the treatment paradigm for psoriasis and related conditions, with the ultimate goal of providing patients the most possible freedom from their disease.

With that I’ll conclude my remarks and hand the call back to the operator. Thank you for joining our call today.

Operator

Ladies and gentlemen, this concludes our conference for today. All parties may now disconnect.